Exhibit 99.1

SeraCare Reports First Quarter Fiscal Year 2011 Results

— Achieved Seventh Consecutive Quarter of Profitability —
— Increased Cash to End Quarter with $16.2 Million —
—Conference Call Scheduled for 8:30 A.M. E.T. Today—

MILFORD, MA., Feb 11, 2011 — SeraCare Life Sciences, Inc. (NASDAQ: SRLS), a global life sciences company providing vital products and services to facilitate the discovery, development and production of human diagnostics and therapeutics, today reported operational and financial results for its first quarter of fiscal year 2011, ended December 31, 2010.

“In the first quarter of fiscal 2011 we took important steps to position ourselves to achieve our long-term strategic goal of doubling SeraCare’s revenues during the next three to four years. As we stated during our previous earnings conference call, we anticipated a moderation in our revenues during the first half of fiscal 2011 as we implement comprehensive sales force improvements and completed our work under a significant services contract,” commented Susan Vogt, President and Chief Executive Officer of SeraCare. “Additionally, we are in the final stages of converting a key customer to a new, jointly developed, custom manufactured bulk product. This transition has resulted in some short term disruption in their ordering, but we believe will ultimately enhance our long term relationship. We believe that the completion of these initiatives will yield a positive revenue uptick and improved operating performance in the second half of the fiscal year.”

SeraCare reported revenue of $10.5 million for the quarter ended December 31, 2010 compared to $11.3 million for the same quarter of the prior year, reflecting a 7% decrease. Gross margins decreased to 38% for the quarter compared to 44% for the same quarter of the prior year. The Company earned net income of $1.6 million, which included a non-recurring reorganization benefit of $0.8 million, and earnings per share on a basic and diluted basis of $0.08 for the quarter ended December 31, 2010 compared to net income of $1.3 million and earnings per share of $0.07 during the same period in fiscal 2010.

Recent Corporate Highlights:

•	Achieved seventh consecutive quarter of profitability during the first quarter of fiscal 2011

•	Entered into a loan agreement that provides senior secured credit facilities in the aggregate amount of $20.0 million

•	Began optimization of the sales organization to drive growth, with an increased focus on diagnostics and pharmaceutical product sales in both North America and Europe

•	Introduced five new products in the first fiscal quarter of 2011

•	Increased cash balance to $16.2 million as of December 31, 2010

•	Generated $1.4 million in cash from operations during the quarter ended December 31, 2010, marking our eighth consecutive quarter of positive cash from operations

"During the first quarter, SeraCare increased its cash balance to $16.2 million, maintaining our consistent ability to generate cash. We are well positioned to apply the strength of our balance sheet to drive SeraCare’s future growth,” stated Gregory Gould, Chief Financial Officer. “We are also making adjustments in each of our business segments that we believe will improve gross margins across our business in addition to the increased revenues projected during the second half of fiscal 2011.”

Conference Call Information

The conference call will be webcast live over the Internet and can be accessed by logging on to the "Investor Center, Events" section of the SeraCare Life Sciences website at www.seracare.com. The call can also be accessed by dialing (800) 688-0836 (within the United States) or +1 (617) 614-4072 (outside the United States). The passcode for participants is 67124180.

A replay of the call will be available approximately two hours after the live call concludes through February 25, 2011. To access the replay, dial (888) 286-8010 (within the United States) or +1 (617) 801-6888 (outside the United States). The passcode is 73355913. The webcast will also be archived on the Company's website.

About SeraCare Life Sciences, Inc.

SeraCare serves the global life sciences industry by providing vital products and services to facilitate the discovery, development and production of human diagnostics and therapeutics. The Company's innovative portfolio includes diagnostic controls, plasma-derived reagents and molecular biomarkers, biobanking and contract research services. SeraCare's quality systems, scientific expertise and state-of-the-art facilities support its customers in meeting the stringent requirements of the highly regulated life sciences industry.

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about SeraCare Life Sciences, Inc. ("SeraCare" or the "Company"). All statements regarding our expected future financial position, results of operations, cash flows, dividends, financing plans, business strategy, budget, projected costs or cost savings, capital expenditures, competitive positions, growth opportunities for existing products or products under development, plans and objectives of management for future operations and markets for stock are forward-looking statements. In addition, forward-looking statements include statements in which we use words such as "expect," "believe," "anticipate," "intend," or similar expressions. Although we believe the expectations reflected in such forward-looking statements are based on reasonable assumptions, we cannot assure you that these expectations will prove to have been correct, and actual results may differ materially from those reflected in the forward-looking statements. Factors that could cause our actual results to differ from the expectations reflected in the forward-looking statements in this press release include, but are not limited to, failure to maintain proper inventory levels, availability of financing, reductions or terminations of government or other contracts, interruption in our supply of products or raw materials, actions of SeraCare's competitors,  changes in the regulatory environment, delays in new product introductions, lack of market acceptance of new products, decreased healthcare spending, reduced margins resulting from a shift in revenue towards services, prolonged impairment of sales from changes in our sales organization, absence or loss of acquisition opportunities to higher bidders, potential failure to complete any announced acquisition, and potential failure of any acquisition to produce expected revenues, profits or synergies. Many of these factors are beyond our ability to control or predict.

Contacts:
Gregory A. Gould
Chief Financial Officer
SeraCare Life Sciences, Inc.
508-244-6400

Chris Erdman
MacDougall Biomedical Communications
781-235-3060

—Financial Tables to Follow—

 SERACARE LIFE SCIENCES, INC.

STATEMENTS OF OPERATIONS — UNAUDITED

	For the three months ended December 31,
	2010	2009
Revenue	$10,462,497	$11,257,105
Cost of revenue	6,494,610	6,340,331
Gross profit	3,967,887	4,916,774
Research and development expense	309,247	163,273
Selling, general and administrative expenses	2,946,928	3,260,406
Reorganization items	(846,094)	—
Operating income	1,557,806	1,493,095
Interest income (expense), net	22,282	(204,725)
Other income, net	452	2,465
Income before income taxes	1,580,540	1,290,835
Income tax expense	—	8,300
Net income	$1,580,540	$1,282,535
Earnings per common share
Basic	$0.08	$0.07
Diluted	$0.08	$0.07
Weighted average shares outstanding
Basic	18,861,196	18,740,261
Diluted	19,270,477	18,875,980

SERACARE LIFE SCIENCES, INC.

BALANCE SHEETS — UNAUDITED

	As of December 31, 2010	As of September 30, 2010
ASSETS
Current assets
Cash and cash equivalents	$16,209,391	$16,074,915
Accounts receivable, less allowance for doubtful accounts of $40,000 as of both December 31, 2010 and September 30, 2010	6,640,505	7,288,133
Taxes receivable	118,486	118,486
Inventory	9,485,977	9,028,809
Prepaid expenses and other current assets	176,359	333,191
Total current assets	32,630,718	32,843,534
Property and equipment, net	6,167,280	5,970,179
Goodwill	4,284,979	4,284,979
Other assets	498,358	526,810
Total assets	$43,581,335	$43,625,502

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,958,207	$2,787,855
Accrued expenses and other liabilities	2,978,025	4,041,172
Current portion of long-term debt	49,811	55,994
Total current liabilities	4,986,043	6,885,021
Long-term debt	14,406	21,970
Other liabilities	2,187,307	2,216,916
Total liabilities	7,187,756	9,123,907
Commitments and contingencies
Stockholders’ equity
Preferred stock, $.001 par value, 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $.001 par value, 35,000,000 shares authorized; 18,901,366 and 18,853,584 shares issued and outstanding as of December 31, 2010 and September 30, 2010, respectively	18,901	18,853
Additional paid-in capital	104,662,489	104,351,093
Retained deficit	(68,287,811)	(69,868,351)
Total stockholders’ equity	36,393,579	34,501,595
Total liabilities and stockholders’ equity	$43,581,335	$43,625,502